As submitted to the Securities and Exchange Commission on December 11, 2020

Registration No. 333-239225

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 4 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALE GROUP HOLDING LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	8742	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 1005, 10/F, Tower A, New Mandarin Plaza, 14 Science Museum Road, Tsim Sha Tsui, Hong Kong

(+852) 3620 2688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hunter Taubman Fischer & Li LLC
800 Third Avenue, Suite 2800

New York, NY 10018
(917) 512-0827

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joan Wu, Esq.
Arila Zhou, Esq.
Hunter Taubman Fischer & Li LLC
800 Third Avenue, Suite 2800

New York, New York 10022

(212) 530-2208

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(5)
Ordinary Shares, par value $0.001041667 per share (3)(4)	2,880,000	1.00	$2,880,000	$373.83
Total	—	—	$2,880,000	$373.83

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(a) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	On June 28, 2020, the shareholders and the board of the Company approved, upon the consummation of the offering, to increase the authorized shares of the Company and split then issued and outstanding shares (post the offering) at a ratio of 960:1. On July 17, 2020, the shareholders and the board of the Company further approved to effect both actions prior to the consummation of the offering as well as the Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Charter”). On July 21, 2020, Company filed Amended and Restated Charter with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”) to increase the authorized shares of the Company from 50,000 ordinary shares, par value $1.00 per share, to 48,000,000 ordinary shares, par value $0.001041667 per share, and effected a forward stock split of all issued and outstanding shares at a ratio of 960:1, effective immediately following the filing of the Amended and Restated Charter.
(5)	The Company has paid $649 registration fee to the SEC. Due to the change in our proposed maximum aggregate offering price, the amount of registration fee is adjusted to $373.83.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed to address the comments we received from the U.S. Securities and Exchange Commission on December 9, 2020 to update certain exhibits to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement filed on September 28, 2020, and consists only of the cover page, this explanatory note, and Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our post-offering Amended and Restated Charter, which has become effective on July 21, 2020, empowers us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have also entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On January 22, 2020, we issued 10,000 founder shares to Yip Wai Man Raymond pursuant to the exemption from registration available under Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association***
4.1	Specimen Certificate for Ordinary Shares***
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the Ordinary Shares being registered***
8.1	Opinion of Conyers Dill & Pearman as to BVI tax matters (included in Exhibit 5.1)***
8.2	Opinion of Hunter Taubman Fischer & Li LLC regarding certain U.S. Federal Income Taxation matters*
10.1	Form of Consulting Agreement***
10.2	Share Exchange Agreement dated March 11, 2020 between ALE Group Holding Limited and ALE (BVI) Limited***
10.3	Form of Subscription Agreement***
10.4	Amended and Restated Employment Agreement by and between CEO Poon Tak Ching Anthony and the Company dated August 6, 2020***
10.5	Amended and Restated Employment Agreement by and between CFO Yip Wai Man Raymond and the Company dated August 6, 2020***
21.1	Subsidiaries***
23.1	Consent of Friedman LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)***
23.3	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 8.2)*
99.1	Code of Business Conduct and Ethics of the Registrant***
99.2	Consent of Poon Tak Ching Anthony***
99.3	Consent of Lee Sze Wai***
99.4	Registrant’s Representation Pursuant to Requirements of Form 20-F, Item 8.A.4***

*	Filed herewith

***	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 4 to the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on December 11, 2020.

ALE Group Holding Limited

By:	/s/ Poon Tak Ching Anthony
Poon Tak Ching Anthony
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Poon Tak Ching Anthony	Chief Executive Officer, Chairman of the Board
Name: Poon Tak Ching Anthony	(Principal Executive Officer)

/s/ Yip Wai Man Raymond	Chief Financial Officer, Director
Name: Yip Wai Man Raymond	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on December 11, 2020.

Hunter Taubman Fischer & Li LLC

By:	/s/ Joan Wu
Name: Joan Wu
Title: Partner and Member